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EXHIBIT 5.1

Law and Regulatory Affairs
Ecolab Inc. 370 Wabasha Street N. St. Paul, Minnesota 55102 Bus: 651-293-2157 Fax: 651-293-2379
Timothy P. Dordell Associate General Counsel - Corporate and Assistant Secretary

May 17, 2004

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street N.W.
Washington, D.C. 20549

Re:
Ecolab Inc.
2002 Stock Incentive Plan
Registration Statement on Form S-8

Dear Sir or Madam:

In my capacity as Associate General Counsel—Corporate and Assistant Secretary of Ecolab Inc., a Delaware corporation (the "Company"), I am acting as counsel in connection with the proposed registration by the Company of 1,405,378 shares (collectively the "Shares"), of common stock, $1.00 par value per share (the "Common Stock"), and the Company's preferred stock purchase rights (the "Rights") adhering to the Shares, in connection with the Ecolab Inc. 2002 Stock Incentive Plan (the "Plan"), pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission on May 17, 2004 (the "Registration Statement"). I understand that it is the Company's intention that the Shares will be (a) issued out of authorized but unissued shares, or (b) transferred out of treasury shares held by the Company now or in the future.

In acting as counsel for the Company and arriving at the opinion expressed below, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed necessary or appropriate as a basis for the opinion expressed herein, including, but not limited to, the Rights Agreement between the Company and First Chicago Trust Company of New York dated as of February 24, 1996, as amended (the "Rights Agreement"). In connection with my examination, I have assumed the genuineness of all signatures, the authenticity of all documents tendered to me as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

Securities and Exchange Commission
May 17, 2004

Based on the foregoing, I advise you that in my opinion:

  1.
  The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

  2.
  The Shares, when issued or transferred, delivered and paid for in accordance with the Plan, will be legally issued, fully paid and non-assessable.

  3.
  The Rights, when issued in accordance with the Rights Agreement in connection with Shares issued or transferred in accordance with the Plan (so long as the Rights are attached to the Shares in accordance with the Rights Agreement), will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.

Very truly yours,

/s/Timothy P. Dordell
Timothy P. Dordell
Associate General Counsel - Corporate
and Assistant Secretary

TPD/DFD/cl

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  EXHIBIT 5.1